Exhibit 10.1

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into on this 14th day of September, 2020 (the “Effective Date”), by and between ClearPoint Neuro, Inc., a Delaware corporation (the “Company”), and Harold A. Hurwitz (“Hurwitz”).

W I T N E S S E T H:

WHEREAS, Hurwitz has served as the Chief Financial Officer and Secretary of the Company since May 8, 2015;

WHEREAS, Hurwitz now desires to voluntarily resign as an officer and separate from the Company at the end of this fiscal year 2020 and to provide for the orderly transition of responsibilities;

WHEREAS, in connection with Hurwitz’s separation from the Company, the Company has agreed to make certain payments to Hurwitz in consideration of the terms set forth herein; and

WHEREAS, the Company also desires to engage Hurwitz, as an independent contractor, to render consulting services to the Company, and Hurwitz desires to provide such consulting services to the Company, following Hurwitz’s separation from the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Resignation and Separation from the Company. Hurwitz hereby resigns as the Chief Financial Officer and Secretary of the Company, effective as of December 31, 2020 (the “Separation Date”). Hurwitz and the Company agree that Hurwitz’s employment with the Company and that certain Employment Offer Letter, dated as of March 11, 2015, by and between Hurwitz and the Company (the “Employment Agreement”), shall terminate on the Separation Date, and that the provisions included in this Agreement shall constitute the entire agreement existing between Hurwitz and the Company and that this Agreement shall supersede all prior agreements between Hurwitz and the Company concerning the subject matter hereof as of the Separation Date. Hurwitz understands and agrees that he will not receive, nor be entitled to, any additional salary or other pay subsequent to the Separation Date, except as set forth specifically in the Agreement terms described herein. Notwithstanding the foregoing or any other provision to the contrary contained herein, that certain Non-Competition Agreement and that certain Non-Disclosure and Proprietary Rights Agreement, each dated as of March 15, 2015, by and between Hurwitz and the Company (collectively, the “Restrictive Agreements”), and all terms, conditions and provisions contained therein, shall remain in full force and effect and continue to apply to Hurwitz in accordance with their terms. Upon any such breach, all payments pursuant to Section 3 of this Agreement in connection with Hurwitz’s separation from the Company shall immediately cease, or if already paid, shall be recoverable in full by the Company.

2.       Consulting Services.

(a)       Following the Separation Date, and provided that Hurwitz execute and not revoke the Release described in Section 4 of this Agreement, Hurwitz will provide certain transition and consulting services to the Company, as more specifically described and pursuant to the terms and conditions set forth in Section 2(b) below (the “Consulting Services”). Hurwitz shall devote such time, energy and skill as may be necessary to diligently perform the Consulting Services, and Hurwitz shall timely prepare and forward to the Company all reports, accountings or other deliverables related to the Consulting Services as may be reasonably requested by the Company.

(b)       For the period commencing on January 1, 2021 and ending no later than December 31, 2021 (the “Transition Period”), Hurwitz shall provide Consulting Services to the Company, which shall include, without limitation, (i) working with the new Chief Financial Officer and other senior executives of the Company and providing assistance to transition Hurwitz’s job functions and responsibilities and, in connection therewith, to execute and deliver any documents, certificates, agreements, or instruments which are necessary to effect such transition, and (ii) providing any other assistance as may reasonably be requested by the Company during the Transition Period. The consulting relationship between the parties as provided herein shall automatically terminate as of December 31, 2021, if not otherwise terminated earlier. Notwithstanding anything to the contrary, either party may terminate, for cause or for convenience, the consulting relationship by providing seventy-five (75) days’ prior written notice of termination to the other party.

3.       Payments and Other Benefits.

(a)       In exchange for and in consideration of all of the promises and covenants contained in this Agreement (including, without limitation and contingent upon Hurwitz’s execution and delivery on the Separation Date of the Release as more specifically described and defined in Section 4 of this Agreement, and further provided that Hurwitz not revoke such Release), the Company agrees to provide Hurwitz with the following (less state and federal taxes and other required withholding):

(i)       Hurwitz’s annual bonus, based on his and the Company’s performance for the fiscal year ending December 31, 2020, determined in accordance with the applicable policies and procedures set forth in Hurwitz’s Employment Agreement and based on the terms and conditions established by the Compensation Committee of the Board of Directors of the Company, including, but not limited to, Hurwitz providing Consulting Services requested under Section 2(b), which shall be paid to Hurwitz, in cash, on or prior to March 15, 2021;

(ii)       An amount equal to fifty percent (50%) of Hurwitz’s base salary in effect as of the Effective Date in one (1) installment on or before December 31, 2020 in accordance with the Company’s customary payroll policies and practices;

(iii)       Acceleration of the vesting of all stock options previously granted and extension of the option exercise period of all stock options previously granted to Hurwitz such that the option exercise period is coterminous with the term of the option award; and

(iv)       Acceleration of the vesting of all restricted stock previously granted to Hurwitz such that all restricted stock held by Hurwitz shall be vested as of the Separation Date.

(b)       For the Consulting Services requested by and provided to the Company during the Transition Period pursuant to Section 2 of this Agreement, the Company shall pay Hurwitz at a rate of Ten Thousand Dollars ($10,000.00) per month, in arrears.

The Company’s obligations to provide any payments or other benefits pursuant to this Section 3 are expressly conditioned on Hurwitz’s continued compliance with all of the provisions of this Agreement.

4.       Release. In exchange for and in consideration of the separation payments and other benefits set forth in Section 3, Hurwitz hereby agrees to execute and deliver a general release and waiver, in the form attached hereto as Exhibit A (the “Release”), to the Company on the Separation Date. Hurwitz understands that he shall not be entitled to receive, and the Company shall not be obligated to provide, any payments or other benefits set forth in Section 3 of this Agreement unless and until Hurwitz’s execution and delivery of the Release as contemplated hereby has been accomplished. Hurwitz also acknowledges that he is being provided with at least twenty-one (21) days to consider executing the Release.

5.       Expenses. The Company shall reimburse Hurwitz for reasonable travel and lodging expenses incurred by Hurwitz in providing the Consulting Services described in Section 2, provided that any travel must be approved by the Company in advance. The Company will not be responsible for any out-of-pocket expenses incurred by Hurwitz in connection with the performance of Consulting Services under this Agreement unless such expenses are agreed to in advance by the Company in writing. In any event, (a) the Company’s obligation to reimburse expenses pursuant to this Section 5 is subject to Hurwitz’s presentation to the Company of a voucher or other documentation reasonably satisfactory to the Company indicating the amount and purpose of the expenses incurred by Hurwitz, and (b) all expenses for which Hurwitz requests reimbursement must be consistent with all applicable laws, rules and regulations as well as applicable the Company policies.

6.       Section 409A. Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. §1.409A-1(n) promulgated thereunder, the parties agree that as of the Separation Date, Hurwitz’s termination of employment is within the meaning set forth in Treas. Reg. §1.409A-1(n) and all payments under this Agreement are intended to satisfy the “short-term deferral” exemption under Treas. Reg. §1.409- 1(b)(4) and/or the “separation pay” exemption under Treas. Reg. §1.409-1(b)(9) such that no payment hereunder shall be deemed “deferred compensation” within the meaning of Code Section 409A.

7.       Company Property; Confidential Information.

(a)       Hurwitz shall deliver to the Company all documents, records, or other property of any nature belonging to the Company in his custody or control on or promptly following the Separation Date, except as permitted by the Company in connection with Consulting Services to be provided by Hurwitz after the Separation Date.

(b)       In connection with the performance of Consulting Services, Hurwitz may receive information, analyses, compilations, plans, designs, concepts, devices, research, studies and other materials relating to the Company’s existing or potential business that are not generally available to the public (“Confidential Information”). Without the Company’s prior written consent (which consent may be withheld in the Company’s sole and absolute discretion), Hurwitz will not (a) in any way disclose any of the Confidential Information to any third party, or (b) in any way use any of the Confidential Information other than in the performance of the Consulting Services for the Company’s exclusive benefit. Without in any way limiting the generality of the foregoing, in no event may Hurwitz include any Confidential Information in any application for patent or other proprietary protection filed by or on behalf of Hurwitz in any country or jurisdiction. Hurwitz will take all reasonable steps to safeguard the Confidential Information in order to prevent unauthorized disclosure or use thereof. All Confidential Information coming into Hurwitz’s possession, regardless of the form, will remain the Company’s exclusive property. Hurwitz will return to the Company all the Company property obtained upon termination of such consulting relationship pursuant to Section 2(b) of this Agreement.

(c)       Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or this Section 7 shall prohibit Hurwitz from cooperating with a government investigation or court order or from making a good-faith, truthful report, or from providing documents or other information, to a government agency with oversight responsibility of the Company.

8.       Developed Works.

(a)       Hurwitz will promptly disclose to the Company, in confidence and (if requested by the Company) in writing, any discoveries, inventions, data, information, procedures, conclusions and other results conceived, created, developed, made or prepared by Hurwitz in connection with or as a result of the performance of his Consulting Services or otherwise based on any Confidential Information received by Hurwitz (“Developed Works”). The Company will be the sole owner of all Developed Works and all intellectual property rights with respect thereto throughout the world. Hurwitz hereby irrevocably assigns to the Company all right, title and interest of Hurwitz in and to any and all Developed Works and all intellectual property rights with respect thereto, whether or not patentable, copyrightable or protectable as trade secrets. Hurwitz acknowledges that any Developed Work which is an original work of authorship and which is copyrightable is a “work made for hire,” as that term is defined in the United States Copyright Act. In addition to the foregoing assignment of Developed Works (and all intellectual property rights with respect thereto) to the Company, Hurwitz hereby irrevocably assigns to the Company any and all “moral rights” that Hurwitz may have in or with respect to any Developed Work, and Hurwitz forever waives and agrees not to assert any and all “moral rights” he may have in or with respect to any Developed Work. All Developed Works will constitute Confidential Information subject to the provisions of Section 7(b) above.

(b)       Hurwitz agrees to assist the Company in obtaining and, from time to time, enforcing United States and foreign intellectual property rights relating to Developed Works assigned hereunder to the Company. To that end, Hurwitz will execute, verify and deliver such documents and perform such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such intellectual property rights and the assignment thereof. In addition, Hurwitz will execute, verify and deliver assignments of such intellectual property rights to the Company or its designee.

9.       Hurwitz Representations and Covenants. As of the Effective Date, Hurwitz represents, warrants and, until the consulting relationship between Hurwitz and Company terminates pursuant to Section 2(b) of this Agreement, covenants to the Company the following:

(a)       Hurwitz is hereby advised, and Hurwitz acknowledges that he has been so advised, to consult with an attorney of Hurwitz’s choice before signing this Agreement and the Release required to be executed on the Separation Date, and Hurwitz acknowledges that he is signing this Agreement after having the opportunity to consult with an attorney and to consider the terms of this Agreement (as well as the Release required to be executed in connection herewith as of the Separation Date); that Hurwitz has carefully read this Agreement in its entirety; that Hurwitz has had an adequate opportunity to consider it; that Hurwitz understands its terms; that Hurwitz voluntarily assents to all the terms and conditions contained herein; that Hurwitz is signing it voluntarily and of Hurwitz’s own free will, and that Hurwitz is not suffering from any disability or condition that would render Hurwitz unable to enter into this Agreement;

(b)       Hurwitz will not make any statements, written or verbal, that are derogatory or disparaging concerning the Company, or concerning any current or former directors, officers, or employees of the Company and will pay for any reasonable attorney’s fees incurred by the Company in recovering any sum due from Hurwitz as a consequence of his breach of this Agreement shall be paid by Hurwitz;

(c)       Hurwitz’s execution and delivery of this Agreement, and Hurwitz’s performance under this Agreement, do not and will not (i) breach or otherwise conflict with any obligations binding on Hurwitz or to which Hurwitz is or becomes subject, or (ii) require the consent of any third party that has not already been obtained as of the Effective Date.

(d)       Hurwitz has not entered into, and will not enter into, any agreement, either written or oral, in conflict with this Agreement.

(e)       Hurwitz does not have any relationship with a third party, including a competitor of the Company, which would present a conflict of interest with Hurwitz’s performance of the Consulting Services, or which would prevent Hurwitz from carrying out the provisions of this Agreement, and Hurwitz will not enter into any such relationship prior to the termination of the consulting relationship between Hurwitz and the Company pursuant to Section 2(b) of this Agreement;

(f)       Hurwitz will comply with all applicable laws, rules and regulations in connection with his performance of the Consulting Services hereunder and will comply with all the Company policies otherwise applicable to employee conduct, including, but not limited to, the Company’s Interactions with Healthcare Professionals Policy (which Hurwitz acknowledges having received);

(g)       Hurwitz will not publish, nor submit for publication, any confidential or proprietary work resulting from the Consulting Services provided hereunder without the Company’s prior written consent;

(h)       Hurwitz will not, without the prior written consent of the Company, take any action that reasonably could result in any person other than the Company having a claim to an ownership interest in any Developed Works;

(i)       Hurwitz will not include any confidential, trade secret or other proprietary information of any third party in any information disclosed to the Company;

(j)       Hurwitz is not currently, and has never been, (i) a person who has been debarred, excluded or suspended from (A) participating in any federal health care program, (B) participating in any federal contracting by the U.S. General Services Administration or (C) submitting or assisting in the submission of any abbreviated drug application with the U.S. Food and Drug Administration (in either case, “Debarment” or “Debarred”, as applicable), or (ii) an employee, partner, stockholder or member of a Debarred person;

(k)       Hurwitz has never been criminally convicted or found civilly liable for violating any federal, state or local law, including, without limitation, the federal health care program anti-kickback statute (42 U.S.C §1320a-7b), but excluding any minor traffic offenses or other traffic misdemeanor citations; and

(l)       Hurwitz is not currently, and has never been, designated as a “Specially Designated National” or “Blocked Person” by the Office of Foreign Asset Control of the U.S. Department of the Treasury.

10.       Required Notices. Hurwitz will immediately provide written notice to the Company if:

(a)  Hurwitz becomes a Debarred person or receives notice of action or threat of action with respect to his Debarment;

(b)  Hurwitz is criminally convicted or found civilly liable for violating any federal, state or local law, including, without limitation, the federal health care program anti-kickback statute (42 U.S.C §1320a-7b) ), but excluding any minor traffic offenses or other traffic misdemeanor citations; or

(c)  Hurwitz becomes designated as a “Specially Designated National” or “Blocked Person” by the Office of Foreign Asset Control of the U.S. Department of the Treasury.

11.       Independent Contractor. With respect to the performance of the Consulting Services as contemplated by this Agreement, Hurwitz will be an independent contractor of the Company. Hurwitz will not be an agent, employee or representative of the Company and nothing herein should be construed to constitute Hurwitz as such. Hurwitz will not, under any circumstances, look to the Company as his employer, or as a partner, agent or principal, and Hurwitz will have no right, power or authority to create any obligation, express or implied, on behalf of the Company.

(a)   As an independent contractor, Hurwitz will not be entitled to any benefits accorded to the Company’s employees (including, without limitation, workers’ compensation, health insurance, disability insurance, vacation or sick pay), and the Company will not be responsible for withholding from the compensation payable to Hurwitz any amounts for federal, state or local income taxes, social security or state disability or unemployment insurance.

(b)   Hurwitz will have the entire responsibility to discharge any and all of his obligations relating to taxes, unemployment compensation or insurance, social security, workers’ compensation, disability pensions and tax withholdings (the “Tax Obligations”). Hurwitz hereby agrees to indemnify the Company and hold the Company harmless for any and all Losses incurred or suffered by the Company which arise out of Hurwitz’s failure to properly discharge his Tax Obligations.

12.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter, other than the Restrictive Agreements.

13.       Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by each party.

14.       Assignment. This Agreement will be binding upon and will inure to the benefit of the Company and Hurwitz and their respective successors and assigns; provided, however, that Hurwitz may not assign this Agreement or delegate any duties and obligations hereunder.

15.       Notices. Any notice required under this Agreement must be in writing, must be addressed as provided below and will be deemed delivered (a) three business days after deposit in the United States mail, postage prepaid and registered or certified, return receipt requested, (b) one business day after sent by nationally recognized overnight receipted courier service with next day delivery specified, or (c) when actually received by the party to whom such notice is required to be given, if such notice is delivered via electronic mail or any other method not identified in the preceding clauses (a) and (b):

If to the Company, the Company’s address as set forth on the signature page of this Agreement;

If to Hurwitz, Hurwitz’s address as set forth on the signature page of this Agreement;

and in any case at such other address as a party may specify by written notice in accordance with this section. All periods of notice will be measured from the date of deemed delivery as provided in this section.

16.       Governing Law; Severability. This Agreement will be governed, construed, and interpreted in all respects in accordance with the laws of the State of California without regard to provisions regarding the conflict of laws. Whenever possible, each provision of this Agreement will be interpreted in a manner to be effective, valid and enforceable. If, however, any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement. Furthermore, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still have such similar provision be construed and enforced as legal, valid, and enforceable.

17.       Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

18.       Waiver of Compliance. The failure of either party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

19.       Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together will constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

20.       Construction. All plural nouns and pronouns will be deemed to include the singular case thereof where the context requires, and vice versa. All pronouns will be gender neutral unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” will mean including without limitation.

[Signature page and Exhibit to Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

CLEARPOINT NEURO, INC.

By: /s/ Joseph M. Burnett

Name: Joseph M. Burnett

Title: Chief Executive Officer and President

Address for Notice:

ClearPoint Neuro, Inc.

5 Musick

Irvine, CA 92618

Attention: Chief Executive Officer

Email: jburnett@clearpointneuro.com

HURWITZ:

/s/ Harold A. Hurwitz

Harold A. Hurwitz

Address for Notice:

Harold A. Hurwitz

21 Lexington

Irvine, CA 92620

[Signature Page to Transition Agreement]

EXHIBIT A

RELEASE

See attached.

GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “Release”) is made and entered into by and between HAROLD A. HURWITZ (“Hurwitz”) and CLEARPOINT NEURO, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and Hurwitz are parties to that certain Transition Agreement, dated as of September 14, 2020 (the “Transition Agreement”);

WHEREAS, in consideration of the agreements and covenants made by the Company in the Transition Agreement and as a condition to Hurwitz’s receipt of the payments and other benefits provided in Section 3 of the Transition Agreement (the “Separation Benefits”), Hurwitz has agreed to execute and deliver this Release in accordance with Section 4 of the Transition Agreement; and

WHEREAS, in consideration of the agreements and covenants made by Hurwitz in the Transition Agreement and the execution and delivery of this Release by Hurwitz, the Company has agreed to execute and deliver this Release.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements and the terms and conditions set forth herein and other valuable consideration, the parties agree as follows:

1.       Compensation Through Separation Date. On the Separation Date, Hurwitz was paid all unpaid base salary, accrued vacation and unpaid bonuses earned (if any), less state and federal taxes and other required withholding, for the period from the last regular pay day through the Separation Date (the “Final Wages Payment”). Hurwitz also acknowledges he has been paid for all business expenses in accordance with the Company’s procedures for business expense reimbursement. Hurwitz acknowledges receipt of the Final Wages Payment and the expense reimbursement payment, and agrees that the Company has paid to him all salary, accrued vacation, bonuses, benefits, expense reimbursement, and any other consideration owed to him at any time and for any reason through the Separation Date. Hurwitz represents and agrees that the Company owes no further sums to Hurwitz, other than the Separation Benefits the Company has agreed to provide pursuant to the terms and subject to the conditions set forth in the Transition Agreement.

2.       Effective Date. The Effective Date of this Release shall be the eighth (8th) day after Hurwitz’s dated execution of this Release, provided that Hurwitz has not revoked this Release pursuant to Paragraph 11. However, this Release shall not apply to any claims that might arise after the date Hurwitz executes the Release.

3.       Return of Company Property. Hurwitz understands that, except as otherwise provided by this Paragraph 3, as of the Separation Date, he was required to return to the Company, and Hurwitz represents that he has returned to the Company, all tangible and intangible property and information belonging to the Company that is within his possession or subject to his control, including but not limited to any equipment, supplies, business cards, credit cards, and office machines, and also including any electronic or tangible documents or files relating to the Company, except for such personnel and compensation records provided to Hurwitz during the course of his employment and as otherwise permitted by the Company in connection with transition and consulting services contemplated to be provided by Hurwitz under the Transition Agreement after the Separation Date.

Hurwitz Initials: _____
Company Initials: _____

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4.       Complete Release of Claims by Hurwitz and Company.

A.       In consideration for this Release, and to the maximum extent permitted by law, Hurwitz, for himself, and his heirs, assigns, executors, administrators, agents and successors (collectively, “Hurwitz’s Affiliates”) hereby fully releases and forever discharges the Company and each of its predecessors, successors, assigns, employees, officers, directors, shareholders, agents, attorneys, subsidiaries, parent companies, divisions or affiliated corporations or organizations, whether previously or hereafter affiliated in any manner (collectively, “Released Parties”), from any and all claims, demands, actions, causes of action, obligations, damages, attorneys’ fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known, suspected or claimed (the “Claims”) that in anyway arise from, grow out of, or are related to Hurwitz’s employment with the Company, Hurwitz’s termination of employment with the Company, or events that occurred before the date Hurwitz executes this Agreement. In giving this release, Hurwitz waives and releases any and all rights to employment or re-employment with the Company or its subsidiaries.

B.       Without limiting the generality of the foregoing, Hurwitz understands and agrees that the release provisions of this Paragraph 4 apply to any Claims that Hurwitz or the Hurwitz’s Affiliates now have, or may ever have had, against the Company or any of the other Released Parties by reason of any act or omission concerning any matter, cause or thing occurring on or before the date Hurwitz signs this Release that arise out of or are in any manner related to Hurwitz’s employment with the Company, its subsidiaries or with any of the other Released Parties, as well as the separation of that employment, including without limitation any Claims Hurwitz or Hurwitz’s Affiliates may have under any federal or state employment discrimination laws, including the California Fair Employment and Housing Act; the California Family Rights Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964; the federal Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as all Claims arising out of or related to violations of the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200, et seq.; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

C.       Hurwitz acknowledges and represents that he did not suffer any work-related injuries while working for the Company. Hurwitz represents that he has no intention of filing any claim for workers’ compensation benefits of any type against the Company.

5.       Older Workers Benefit Protection Act. This Release is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Hurwitz acknowledges and agrees that he has executed this Release voluntarily, and with full knowledge of its consequences. In addition, Hurwitz hereby acknowledges and agrees that: (a) this Release has been written in a manner that is calculated to be understood, and is understood, by Hurwitz; (b) the provision of this Release apply to rights and claims that Hurwitz may have under the ADEA, including the right to file a lawsuit against the Released Parties for age discrimination; (c) the provisions of this Release do not apply to any rights or claims that Hurwitz may have under the ADEA that arise after the date Hurwitz executes this Release; (d)

Hurwitz Initials: _____
Company Initials: _____

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the Company does not have a preexisting duty to pay compensation identified in the Transition Agreement and this Release; and (e) Hurwitz has been advised in writing to consult with an attorney regarding the terms and conditions of this Release. Upon consultation with Hurwitz’s attorney, or Hurwitz’s decision not to consult with an attorney, Hurwitz agrees, covenants and represents that the termination of Hurwitz’s employment shall not for any purpose be deemed to have resulted from an “exit incentive program” or “any other termination program offered to a group or class of employees,” as those phrases are used in the OWBPA and its implementing regulations.

6.       General Nature of Release; Claims Not Released. The release by Hurwitz set forth above in Paragraph 4 of this Release is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the Release and is intended to encompass all known and unknown, foreseen and unforeseen claims that Hurwitz may have against the Released Parties, or any of them, except for (a) any claims that may arise from the terms of this Release, (b) any claims which may not be released as a matter of law, (c) any claims under the Indemnification Agreement entered into by Hurwitz and the Company in connection with Hurwitz’s service as an officer of the Company, (d) any claims for indemnification and/or reimbursement of expenses by the Company with respect to which Hurwitz may be eligible by reason of Hurwitz’s indemnification rights under any applicable statute or provision of the Company’s charter documents, (e) any claims for coverage under any D&O or other similar insurance policy or (f) any claims that may arise after the date this Release is executed by Hurwitz. It is further understood by the parties that nothing in this Release shall affect any rights Hurwitz may have under any Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the Separation Date, such items to be governed exclusively by the terms of the applicable plan documents.

7.       Covenant Not to Sue. Hurwitz covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any Claims which are the subject of this Release; provided however, that Hurwitz does not relinquish any protected rights to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, the California Department of Fair Employment and Housing, or any similar state human rights agency. However, Hurwitz agrees that should Hurwitz obtain damages, or should the EEOC or any other third party obtain damages or other relief on Hurwitz’s behalf arising out of a claim concerning Hurwitz’s employment with the Company, Hurwitz will completely waive and forego the receipt of all such damages or other relief. Notwithstanding anything in this Paragraph 7 to the contrary, this covenant not to sue shall not prohibit Hurwitz from filing, pursuant to 29 CFR § 1625.23, a lawsuit to challenge the enforceability of the Release with respect to a claim under the ADEA.

8.       Release of Section 1542 Rights. Hurwitz expressly waives and relinquishes all rights and benefits he may have under Section 1542 of the California Civil Code. Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims that would be material to this Release. This Paragraph 8 provides that Hurwitz also is releasing any such unknown or unsuspected claims. Section 1542 reads as follows:

“Section 1542. [General Release; extent.] A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Hurwitz Initials: _____
Company Initials: _____

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9.       Non-Admission of Liability. Hurwitz and the Company acknowledge and agree that this Release shall not in any way be construed as an admission by any of the Released Parties of any wrongful act against, or any liability to, Hurwitz or any other person.

10.       Protection of Trade Secrets. Hurwitz agrees to keep in strict confidence at all times, and that he will not at any time, either directly or indirectly, make known, reveal, make available or use, any Trade Secrets as defined herein, which Hurwitz obtained during or by virtue of his employment with the Company. The parties agree that “Trade Secrets” as used herein means all confidential information which (i) has been the subject of reasonable efforts by the Company to maintain as secret and confidential, (ii) pertains in any manner to the business of the Company, including proprietary information entrusted to the Company in confidence by its customers or suppliers (except to the extent such information is generally known or made available to the public or to the Company’s competitors through lawful means), and (iii) has independent economic value by virtue of not being generally known to other persons who could obtain economic value from its disclosure or use. Hurwitz acknowledges that all Trade Secrets, as well as all other confidential information or data of the Company, are and remain the exclusive property of the Company (or, in the case of proprietary information belonging to a customer or supplier who has entrusted it to the Company, the exclusive property of that person or entity). Hurwitz and the Company further agree that the following information constitutes a non-exclusive listing of Trade Secrets coming within the terms of this Release: the customer contacts and business requirements of the Company’s current customers with respect to the Company’s products; the supplier contacts and business requirements of the Company’s suppliers with respect to the Company’s products; the specific nature and amount of business conducted by the Company with its customers and suppliers; the product specifications required by the Company’s customers or required by the Company of its suppliers; customer and supplier pricing information and discount schedules with respect to the Company’s products or supplies; and the Company’s business plans and strategies for acquiring new products, customers, or manufacturing sources or otherwise expanding or improving its product offerings to customers. Hurwitz further agrees that he shall not directly or indirectly solicit business from or with respect to any customers or suppliers of the Company through the use of any Trade Secrets.

11.       Twenty-One Day Consideration Period. This Release was given to Hurwitz on September 9, 2020 (the “Delivery Date”). Accordingly, Hurwitz acknowledges that, commencing on the Delivery Date, he is entitled to take up to twenty-one (21) calendar days to consider whether to accept this Release, and that if he signs this Release before expiration of the 21-day period, he has done so voluntarily.

12.       Seven-Day Revocation Period. After signing this Release, Hurwitz shall have a period of seven (7) calendar days to revoke the Agreement by providing the Company with written notice of his revocation. To be effective, such revocation must be in writing, must specifically revoke this Release, and must be received by the Company prior to the eighth calendar day following Hurwitz’s execution of this Release. This Release shall become effective, enforceable, and irrevocable on the eighth (8th) calendar day following Hurwitz’s execution of this Release. Any revocation of this Release, however, shall not affect the finality of the separation of Hurwitz’s employment with the Company and its subsidiaries on the Separation Date (as defined in the Transition Agreement).

13.       Acknowledgment of Being Advised to Consult Legal Counsel. This Release is an important legal document. Hurwitz acknowledges that the Company has advised him in writing to consult with an attorney of his choice prior to signing this Release, and that he has had the opportunity to consult with an attorney to the extent he so desires.

Hurwitz Initials: _____
Company Initials: _____

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14.       Confidentiality. As a material inducement to the Company to enter into this Release, Hurwitz promises and agrees to maintain confidentiality regarding this Release to the extent permitted by applicable law, except to the extent the Company publicly discloses its terms in accordance with public company disclosure requirements. Therefore, except to the extent of any public disclosure by the Company, Hurwitz promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Release except to his immediate family, and to his attorney or accountant to the extent reasonably necessary to obtain professional advice with respect to the parties’ rights and obligations as stated herein, to the extent necessary to enforce this Release, or otherwise as permitted by law. Hurwitz further promises and covenants to use his best efforts to prevent any further disclosure of this Release by any such persons to whom he does make disclosure.

15.       Ambiguities. Hurwitz and the Company agree that the general rule that ambiguities shall be construed against the drafting party shall not apply to any interpretation of this Release.

16.       Interpretation. Whenever possible, each provision of this Release shall be interpreted in such a manner as to be valid and effective under applicable law. If any provision of this Release shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Release, and the rights and obligations of the parties shall be enforced to the fullest extent possible. All captions are for convenience of reference only and shall be disregarded in interpreting this Release.

17.       Entire Agreement. Hurwitz acknowledges that he is not relying, and has not relied, on any representation or statement by the Company with regard to the subject matter or terms of this Release, except to the extent set forth fully in this Release. This Release constitutes the entire agreement between Hurwitz and the Company with respect to the subject matter of this Release, and supersedes any and all other agreements, understandings or discussions between Hurwitz and the Company with respect to the subject matter of this Release, other than the Transition Agreement.

18.       Risk of New or Different Facts. Hurwitz acknowledges that he may discover new information different from or inconsistent with facts he presently believes to be true, and expressly agrees to assume the risk of such new or different information.

19.       Modification. This Release cannot be modified or terminated, except by a writing signed by the party against whom enforcement of the modification or termination is sought.

20.       Voluntary Agreement. This Release in all respects has been voluntarily and knowingly executed by the parties hereto. Hurwitz specifically represents that he has carefully read and fully understands all of the provisions of this Release, and that he is voluntarily entering into this Release.

21.       Execution in Counterparts. This Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

22.       Governing Law. The validity and effect of this Release shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.

[Signature Page Follows]

Hurwitz Initials: _____
Company Initials: _____

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IN WITNESS WHEREOF, the parties hereto have executed this General Release of All Claims and have initialed each page hereof (other than this signature page), on the dates set forth below.

Dated: December 31, 2020	_____________________________________ Harold A. Hurwitz

Dated: December 31, 2020	CLEARPOINT NEURO, INC. ____________________________________ By: Its:

[Signature Page to General Release of All Claims]